Exhibit 10.41

SOGOU INC.

SERIES A PREFERRED

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

OCTOBER 22, 2010

TABLE OF CONTENTS

1.	Definitions		1

2.	Agreements Among the Company, the Ordinary Holders and the Preferred Holders		3

	2.1	Rights of Refusal	3
	2.2	Right of Co-Sale	5
	2.3	Non-Exercise of Rights	6
	2.4	Limitations to Rights of Refusal and Co-Sale	7
	2.5	Prohibited Transfers	7

3.	Assignments and Transfers; No Third Party Beneficiaries		7

4.	Effect of Change in Company’s Capital Structure		7

5.	Additional Ordinary Holders		8

6.	Notices		8

7.	Further Instruments and Actions		8

8.	Term		8

9.	Entire Agreement		8

10.	Governing Law and Dispute Resolutions		8

11.	Amendments and Waivers		9

12.	Severability		9

13.	Attorney’s Fees		9

14.	Specific Performance		9

15.	No Waiver		9

16.	Counterparts		10

EXHIBITS

EXHIBIT A Schedule of Ordinary Holders
EXHIBIT B Schedule of Investors

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

This RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (the “Agreement”) is entered into as of October 22, 2010 by and among Sogou Inc., a company incorporated under the laws of the Cayman Islands (the “Company”), the holders of Ordinary Shares, par value US$0.001 per share, of the Company (the “Ordinary Shares”) listed on the Schedule of Ordinary Holders attached as Exhibit A hereto (the “Ordinary Holders”) and the investors listed on the Schedule of Investors attached as Exhibit B hereto, each of which is herein referred to as an “Investor” and, collectively, the “Investors”.

RECITALS

A. The Ordinary Holders are the owners of the number of shares of Ordinary Shares of the Company set forth opposite the Ordinary Holders’ names on Exhibit A attached hereto.

B. The Company and the Investors are parties to a Series A Preferred Share Purchase Agreement (the “Purchase Agreement”) dated as of October 1, 2010, by and among the Company, the Investors and the other parties thereto, whereby the Company will sell, and the Investors will buy Series A Preferred Shares, par value US$0.001 per share, of the Company (the “Series A Preferred”). Upon the completion of the transactions contemplated by the Purchase Agreement, each Investor will be the owner of the number of shares of Series A Preferred set forth opposite the Investor’s name on Exhibit B attached hereto.

C. The obligations of the Company and the Investors under the Purchase Agreement are conditioned upon, among other things, the execution and delivery of this Agreement by the parties hereto.

D. The Company and the Ordinary Holders desire to induce the Investors to purchase shares of the Company’s Series A Preferred pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants herein and other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. For purposes of this Agreement:

(a) The term “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

(b) The term “Agreement” has the meaning set forth in the Preamble of this Agreement.

(c) The term “Alibaba” has the meaning set forth in Section 2.5.

(d) The term “Amended Memorandum” has the meaning set forth in Section 8.

(e) The term “Business Day” means any weekday that the banks in the Cayman Islands, the Hong Kong Special Administrative Region, the People’s Republic of China, and the United States of America are generally open for business.

(f) The term “Co-Sale Participant” has the meaning set forth in Section 2.2.

(g) The term “Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

(h) The term “Delivery” shall have the meaning set forth in Section 6 below.

(i) The term “Equity Securities” shall mean any securities having voting rights in the election of the Board of Directors of the Company (the “Board”), or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to the Company, or any contract of any kind for the purchase or acquisition from the Company of any of the foregoing, either directly or indirectly.

(j) The term “Fully Participating Preferred Holder” has the meaning set forth in Section 2.1(b).

(k) The term “Holders” shall mean the Ordinary Holders, Investors or persons who have acquired shares from any of such persons or their transferees or assignees in accordance with the provisions of this Agreement.

(l) The term “Ordinary Shares” shall mean the Company’s Ordinary Shares, par value US$0.001 per share.

(m) The term “Offered Shares” has the meaning set forth in Section 2.1(a).

(n) The term “Parties” shall mean the Company, the Ordinary Holders and the Preferred Holders that are parties to this Agreement.

(o) The term “Participating Holders Overallotment Notice” has the meaning set forth in Section 2.1(b).

(p) The term “Participating Preferred Holder” has the meaning set forth in Section 2.1(b).

(q) The term “Participating Preferred Holder Notice” has the meaning set forth in Section 2.1(b).

(r) The term “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

(s) The term “Preferred Holder” shall mean the Investors and persons who have acquired shares of Series A Preferred from any of such persons or their transferees or assignees in accordance with the provisions of this Agreement. The term “Principal Tribunal” has the meaning set forth on Section 10(c).

(t) The term “Purchase Agreement” has the meaning set forth in the Recitals of this Agreement.

(u) The term “Qualified IPO” shall mean the closing of the sale of Ordinary Shares (including American Depositary Receipts representing such shares) in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), provided that (i) such offering results in gross cash proceeds to the Company (before underwriting discounts, commissions and fees) of at least US$100,000,000 and (ii) the market capitalization of the Company immediately prior to such public offering (determined based on the per share value equal to the minimum amount of the price range set forth in the preliminary prospectus with respect to such offering) is at least US$600,000,000.

(v) The term “Selling Shareholder” has the meaning set forth in Section 2.1(a).

(w) The term “Series A Preferred” has the meaning set forth in the Recitals of this Agreement.

(x) The term “Sohu” has the meaning set forth in Section 2.5.

(y) The term “Transfer” shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary, involuntarily or by operation of law, directly or indirectly, of any of the Equity Securities.

(z) The term “Transfer Notice” has the meaning set forth in Section 2.1(a).

2. Agreements Among the Company, the Ordinary Holders and the Preferred Holders.

2.1 Rights of Refusal.

(a) Transfer Notice. If at any time prior to the consummation of a Qualified IPO any Holder proposes to Transfer Equity Securities (a “Selling Shareholder”), then the Selling Shareholder shall promptly give the Company and each Preferred Holder written notice of the Selling Shareholder’s intention to make the Transfer (the “Transfer Notice”). The Transfer Notice shall include (i) a description of the Equity Securities to be transferred (“Offered Shares”), (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the consideration and (iv) the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Selling Shareholder in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer. In the event that the transfer is being made pursuant to the provisions of Section 2.4, the Transfer Notice shall state under which specific subsection the Transfer is being made.

(b) Holders’ Right of Refusal. (i) Each Preferred Holder (not including the Selling Shareholder) shall have an option for a period of ten (10) Business Days from the Delivery of the Transfer Notice from the Selling Shareholder set forth in Section 2.1(a) to elect to purchase its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. Each Preferred Holder may exercise such purchase option and purchase all or any portion of his, her or its pro rata share of the Offered Shares (a “Participating Preferred Holder”), by notifying the Selling Shareholder and the Company in writing, before expiration of the ten (10) Business Day period as to the number of such shares that it wishes to purchase (the “Participating Preferred Holder Notice”). Each Preferred Holder’s pro rata share of the Offered Shares shall be a fraction of the Offered Shares, the numerator of which shall be the number of Ordinary Shares (including Ordinary Shares issuable upon conversion of Series A Preferred) owned by such Preferred Holder on the date of the Transfer Notice and denominator of which shall be the total number of Ordinary Shares (including Ordinary Shares issuable upon conversion of Series A Preferred) held by all the Preferred Holders (not including the Selling Shareholder) on the date of the Transfer Notice.

(ii) In the event any Preferred Holder elects not to purchase any or all of its pro rata share of the Offered Shares available pursuant to its option under subsection 2.1(b)(i) within the time period set forth therein, then the Selling Shareholder shall promptly, but in any event within two (2) Business Days, give written notice (the “Overallotment Notice”) to each Participating Preferred Holder that has elected to purchase all of its pro rata share of the Offered Shares (each a “Fully Participating Preferred Holder”), which notice shall set forth the number of Offered Shares not purchased by the other Preferred Holders, and shall offer the Fully Participating Preferred Holders the right to acquire the unsubscribed shares. Each Fully Participating Preferred Holder shall have three (3) Business Days after Delivery of the Overallotment Notice to deliver a written notice to the Selling Shareholder (the “Participating Holders Overallotment Notice”) of its election to purchase its pro rata share of the unsubscribed shares on the same terms and conditions as set forth in the Transfer Notice and indicating the maximum number of the unsubscribed shares that it will purchase in the event that any other Fully Participating Preferred Holder elects not to purchase its pro rata share of the unsubscribed shares. For purposes of this Section 2.1(b)(ii) each Fully Participating Preferred Holder’s pro rata share of the unsubscribed shares shall be a fraction, the numerator of which shall be the number of Ordinary Shares (including Ordinary Shares issuable upon conversion of Series A Preferred) owned by such Fully Participating Preferred Holder on the date of the Transfer Notice and the denominator of which shall be the total number of Ordinary Shares (including Ordinary Shares issuable upon conversion of Series A Preferred) owned by all Fully Participating Preferred Holders on the date of the Transfer Notice. For purposes of subsections 2(b)(i) and (ii), each Participating Preferred Holder shall be entitled to apportion Offered Shares to be purchased among its partners and affiliates (including in the case of a venture capital fund other venture capital funds affiliated with such fund), provided that such Participating Preferred Holder notifies the Selling Shareholder of such allocation.

(c) Payment. (i) The Participating Preferred Holders shall effect the purchase of the Offered Shares with payment by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the Parties and at the time of the scheduled closing therefor, which shall be no later than the latest to occur of (A) thirty (30) Business Days after Delivery to the Preferred Holder of the Transfer Notice (or the Overallotment Notice, if applicable), (B) the closing date contemplated in the Transfer Notice and (C) the date on which the value of the purchase price has been established pursuant to subsection 2.1(c)(ii).

(ii) Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company (and the Participating Preferred Holders) shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property. If the Selling Shareholder and the Participating Preferred Holders cannot agree on such cash value within five (5) Business Days after Delivery to the Preferred Holders of the Transfer Notice, the valuation shall be made by an appraiser of recognized standing selected by the Selling Shareholder and the Participating Preferred Holders or, if they cannot agree on an appraiser within ten (10) Business Days after Delivery to the Preferred Holders of the Transfer Notice, each shall select an appraiser of recognized standing and those appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Selling Shareholder and the Participating Preferred Holders, with half of the cost borne by the Participating Preferred Holders pro rata by each, based on the number of shares such Parties have expressed an interest in purchasing pursuant to this Section 2.1. If the time for the closing of the Participating Preferred Holders’ purchase has expired but the determination of the value of the purchase price offered by the prospective transferee(s) has not been finalized, then such closing shall be held on or prior to the fifth (5th) Business Day after such valuation shall have been made pursuant to this subsection.

2.2 Right of Co-Sale.

(a) To the extent the Preferred Holders do not exercise their respective rights of refusal as to all of the Offered Shares pursuant to Section 2.1, each Preferred Holder that has not exercised its Right of First Refusal (a “Co-Sale Participant”) that notifies the Selling Shareholder in writing within fifteen (15) calendar days after Delivery of the Transfer Notice referred to in Section 2.1(a), shall have the right to participate in such sale of Offered Shares on the same terms and conditions as specified in the Transfer Notice referred to in Section 2.1(a). Such Co-Sale Participant’s notice to the Selling Shareholder shall indicate the number of shares of Equity Securities that the Co-Sale Participant wishes to sell under his, her or its right to participate. To the extent one or more of the Co-Sale Participants exercise such right of participation in accordance with the terms and conditions set forth below, the number of Offered Shares that the Selling Shareholder may sell in the Transfer shall be correspondingly reduced.

(b) Each Co-Sale Participant may sell all or any part of that number of shares of Equity Securities equal to the product obtained by multiplying (i) the aggregate number of Offered Shares covered by the Transfer Notice that have not been subscribed for pursuant to Section 2.1 by (ii) a fraction, the numerator of which is the number of Ordinary Shares (including Ordinary Shares issuable upon conversion of Series A Preferred) owned by the Co-Sale Participant on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (including Ordinary Shares issuable upon conversion of Series A Preferred) owned by the Selling Shareholder and all of the Co-Sale Participants on the date of the Transfer Notice.

(c) Each Co-Sale Participant shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser a signed written instrument of transfer and one or more certificates, properly endorsed for transfer, which represent:

(i) the type and number of shares of Equity Securities that such Co-Sale Participant elects to sell; or

(ii) that number of shares of Equity Securities that are at such time convertible into the number of Ordinary Shares that such Co-Sale Participant elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of shares of such Equity Securities in lieu of Ordinary Shares, such Co-Sale Participant shall convert such shares of such Equity Securities of the Company into Ordinary Shares and deliver a signed written instrument of transfer and certificates contemplating such Ordinary Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(d) The signed written instrument of transfer and the share certificate or certificates that the Co-Sale Participant delivers to the Selling Shareholder pursuant to Section 2.2(c) shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice referred to in Section 2.1(a), and the Selling Shareholder shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Participant exercising its rights of co-sale hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Offered Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from such Co-Sale Participant for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice referred to in Section 2.1(a).

2.3 Non-Exercise of Rights. To the extent that the Preferred Holders do not exercised their rights of first refusal and co-sale within the applicable time periods, the Selling Shareholder shall have a period of thirty (30) days from the expiration of such rights in which to sell the Offered Shares upon terms and conditions no more favorable than those specified in the Transfer Notice to the third-party transferee(s) identified in the Transfer Notice. The third party transferee(s) shall acquire such Offered Shares subject to the first refusal and co sale restrictions under this Agreement. In the event such Selling Shareholder does not consummate the sale or disposition of the Offered Shares within the applicable time period from the expiration of these rights, the first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non exercise of the rights under this Section 2 shall not adversely affect the Parties’ rights to make subsequent purchases or sales hereunder.

2.4 Limitations to Rights of Refusal and Co-Sale. Notwithstanding the provisions of Sections 2.1 and 2.2 of this Agreement, the first refusal and co-sale rights shall not apply to (a) the Transfer of Equity Securities to any spouse or member of a Holder’s immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of the Holder’s spouse or members of the Holder’s immediate family, or to a trust for the Holder’s own self, or a charitable remainder trust, (b) any offer or sale of Equity Securities to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act or other applicable laws and regulations in the relevant jurisdictions for such public offering, or (c) any Transfer of Equity Securities by a Holder that is an entity to any Affiliate of such Holder or to the current or former shareholders, partners or members which own a majority of the voting securities of such Holder; provided, however, that in the event of any transfer made pursuant to one of the exemptions provided by clause(s) (a), (b), or (c), (i) the Holder shall inform the Investors of such Transfer prior to effecting it and (ii) in the event of any Transfer made pursuant to clauses (a), or (c) only, each such transferee or assignee, prior to the completion of the Transfer, shall have executed documents assuming the obligations of the Holders under this Agreement with respect to the transferred Equity Securities. Such transferred Equity Securities shall remain “Equity Securities” hereunder, and such transferee or donee shall be treated as a “Holder” for purposes of this Agreement.

2.5 Prohibited Transfers. Without limiting the generality of the foregoing, no Holder may sell, pledge, or otherwise transfer any of its Equity Securities to (i) any of up to ten (10) competitors of Alibaba Investment Limited (“Alibaba”), or any Affiliate of Alibaba, as set forth in the written notice delivered by Alibaba to the Company on or prior to the date hereof (the “Alibaba Competitor Letter”); provided, that the list of competitors set forth in the Alibaba Competitor Letter may be altered and amended from time to time (but no more than once in any six month period) by delivery of written notice from Alibaba to the Company, or to (ii) any of up to ten (10) competitors of Sohu.com Inc. (“Sohu”), or any Affiliate of Sohu, as set forth in the written notice delivered by Sohu to the Company on or prior to the date hereof (the “Sohu Competitor Letter”); provided, that the list of competitors set forth in the Sohu Competitor Letter may be altered and amended from time to time (but no more than once in any six month period) by delivery of written notice from Sohu to the Company. Except as otherwise provided in this Agreement, no Holder may sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of in any way, all or any part of any interest in the Equity Securities.

Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Equity Securities not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

3. Assignments and Transfers; No Third Party Beneficiaries. This Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of the Holders hereunder are only assignable (i) to any other Holder, (ii) to a partner or affiliate of such Holder or (iii) to an assignee or transferee who acquires Equity Securities held by a particular Holder.

4. Effect of Change in Company’s Capital Structure. If, from time to time, the Company pays a share dividend or effects a share split or other change in the character, amount or par value of any of the outstanding securities of the Company, then in such event any and all new, substituted or additional securities to which a Holder is entitled by reason of such Holder’s ownership of Equity Securities shall be immediately subject to the rights and obligations set forth in this Agreement with the same force and effect as the share subject to such rights immediately before such event.

5. Additional Ordinary Holders. In the event that after the date of this Agreement, the Company issues Ordinary Shares, or options to purchase Ordinary Shares, to any employee, consultant, executive or any third party that will hold at least one percent (1%) of the issued and outstanding Ordinary Shares of the Company following such issuance, the Company shall, as a condition to such issuance, cause such employee, consultant, executive or applicable third party to execute a counterpart signature page hereto as an Ordinary Holder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to an Ordinary Holder.

6. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail if sent during normal business hours of the recipient, and if not, then on the next Business Day, (iii) when sent by facsimile at the number shown below the signature of each Party on the signature page of this Agreement, upon receipt of confirmation of error-free transmission, or (iv) three (3) Business Days after deposit with an international reputable overnight delivery service, postage prepaid, sent to the address shown below the signature of each Party on the signature page of this Agreement (or at such other addresses as shall be specified by notice given in accordance with this Section 6), with next- or second-business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider. The occurrence of the events set forth in clauses (i) to (iv) above shall constitute “Delivery” of notice.

7. Further Instruments and Actions. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto

8. Term. This Agreement shall terminate and be of no further force or effect upon the consummation of a Qualified IPO or, following any Liquidation Event (as such term is defined in Section 10(A)(2) of the Company’s Amended and Restated Memorandum of Association (the “Amended Memorandum”), the date on which all monies or other assets distributable to all holders of Series A Preferred have been distributed in full in compliance with all provisions set forth in Section 10(A)(2) of the Amended Memorandum.

9. Entire Agreement. This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter hereof and supersedes all other agreements between or among any of the Parties with respect to the subject matter hereof.

10. Governing Law and Dispute Resolutions.

(a) This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without regard to principles of conflict of laws thereunder.

(b) Each of the Parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the date of this Agreement (the “Arbitration Rules”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be one (1) arbitrator, selected in accordance with the Arbitration Rules. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses.

(c) In the event of two or more arbitrations having been commenced under this Agreement, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal, which will have the jurisdiction to resolve all disputes forming part of the consolidation order, if (i) there are issues of fact and/or law common to the arbitrations, (ii) the interests of justice and efficiency would be served by such a consolidation, and (iii) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

11. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, holders of a majority of the Ordinary Shares voting as a separate class, and each holder of Series A Preferred. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Company and all Holders and their respective successors and assigns.

12. Severability. If one or more provisions of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

13. Attorney’s Fees. In the event that any dispute among the Parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

14. Specific Performance. The Parties hereto acknowledge that, in view of the transactions contemplated by this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the non-breaching Parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which such non-breaching Parties may be entitled at law or in equity.

15. No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co Sale Agreement as of the date first written above.

COMPANY:

SOGOU INC.

By:
Name: Carol Yu
Title: Co-President and Chief Financial Officer

Address:
c/o Sohu.com Inc.
Level 12, Sohu.com Internet Plaza
No. 1 Unit Zhongguancun East Road, Haidian District
Beijing 100084
People’s Republic of China

SIGNATURE PAGE TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

INVESTORS:

ALIBABA INVESTMENT LIMITED

By:

Name:
Title:

Address:

CHINA WEB SEARCH (HK) LIMITED

By:

Name:
Title:

Address:

PHOTON GROUP LIMITED

By:

Name:
Title:

Address:

SIGNATURE PAGE TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

ORDINARY HOLDERS:

SOHU.COM (SEARCH) LIMITED

By:
Name: Carol Yu
Title: Co-President and Chief Financial Officer

Address:
Level 12, Sohu.com Internet Plaza
No. 1 Unit Zhongguancun East Road, Haidian District
Beijing 100084
People’s Republic of China

SIGNATURE PAGE TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

EXHIBIT A

Schedule of Ordinary Holders

Ordinary Holder	Ordinary Shares

Sohu.com (Search) Limited	136,000,000

TOTAL	136,000,000

EXHIBIT B

Schedule of Investors

Investor	Series A Preferred

Alibaba Investment Limited	24,000,000

China Web Search (HK) Limited	14,400,000

Photon Group Limited	38,400,000

TOTAL	76,800,000